Exhibit 99.1
eBay to Acquire Skype
London, September 12, 2005 — eBay Inc. (Nasdaq: EBAY; www.ebay.com) has agreed to acquire Luxembourg-based Skype Technologies SA, the global Internet communications company, for approximately $2.6 billion in up-front cash and eBay stock, plus potential performance-based consideration. The acquisition will strengthen eBay’s global marketplace and payments platform, while opening several new lines of business and creating significant new monetization opportunities for the company. The deal also represents a major opportunity for Skype to advance its leadership in Internet voice communications and offer people worldwide new ways to communicate in a global online era. Skype, eBay and PayPal will create an unparalleled ecommerce and communications engine for buyers and sellers around the world.
“Communications is at the heart of ecommerce and community,” said Meg Whitman, President and Chief Executive Officer of eBay. “By combining the two leading ecommerce franchises, eBay and PayPal, with the leader in Internet voice communications, we will create an extraordinarily powerful environment for business on the Net.”
Founded in 2002 by Niklas Zennström and Janus Friis, Skype offers high-quality voice communications to anyone with an Internet connection anywhere in the world. The Skype software is easy to download and install, and enables free calls between Skype users online. Skype’s premium services provide low-cost connectivity to traditional fixed and mobile telephones. Skype’s software also offers a robust set of features, including voicemail, instant messaging, call forwarding and conference calling. Upcoming product innovations include Skype video, expressive content such as avatars, and customized toolbars for Outlook and Internet Explorer.
One of the fastest growing companies on the Internet, Skype already has 54 million members in 225 countries and territories. Skype is currently adding approximately 150,000 users a day and has created a thriving ecosystem of products, services, developers, and affiliates. Skype is considered the market leader in virtually all countries in which it does business. In North America alone, Skype has more users and serves more voice minutes than any other Internet voice communications provider.
“Our vision for Skype has always been to build the world’s largest communications business and revolutionize the ease with which people can communicate through the Internet,” said Niklas Zennström, Skype CEO and co-founder. “We can’t think of any better platform to fulfill this vision to become the voice of the Internet than with eBay and PayPal.”
“We’re great admirers of how eBay and PayPal have simplified global ecommerce and payments,” said Janus Friis, Skype co-founder and senior vice president, strategy. “Together we feel we can really change the way that people communicate, shop and do business online.”
Zennström and Friis will remain in their current positions. Zennström will report to eBay CEO Whitman and join eBay’s senior executive team.
A Powerful Ecommerce and Communications Engine
Online shopping depends on a number of factors to function well. Communications, like payments and shipping, is a critical part of this process. Skype will streamline and improve communications between buyers and sellers as it is integrated into the eBay marketplace. Buyers will gain an easy way to talk to sellers quickly and get the information they need to buy, and sellers can more easily build relationships with customers and close sales. As a result, Skype can increase the velocity of trade on eBay, especially in categories that require more involved communications such as used cars, business and industrial equipment, and high-end collectibles.
The acquisition also enables eBay and Skype to pursue entirely new lines of business. For example, in addition to eBay’s current transaction-based fees, ecommerce communications could be monetized on a pay-per-call basis through Skype. Pay-per-call communications opens up new categories of ecommerce, especially for those sectors that depend on a lead-generation model such as personal and business services, travel, new cars, and real estate. eBay’s other shopping websites — Shopping.com, Rent.com, Marktplaats.nl and Kijiji — can also benefit from the integration of Skype.
PayPal and Skype also make a powerful combination. For example, a PayPal wallet associated with each Skype account could make it much easier for users to pay for Skype fee-based services, adding to the number of PayPal accounts and increasing payment volume.
In addition, Skype can help expand the eBay and PayPal global footprint by providing buyers and sellers in emerging ecommerce markets, such as China, India, and Russia, with a more personal way to communicate online. And consumers in markets where eBay currently has a limited presence, such as Japan and Scandinavia, can learn about eBay and PayPal through Skype. Skype can also help streamline cross-border trading and communications.
With its rapidly expanding network of users, the Skype business complements the eBay and PayPal platforms. Each business is self-reinforcing, organically bringing greater returns with each new user or transaction. The three services can also reinforce and accelerate the growth of one another, thereby increasing the value of the combined businesses. Working together, they can create an unparalleled engine for ecommerce and communications around the world.
Transaction and Financial Information
eBay will acquire all of the outstanding shares of privately-held Skype for a total up-front consideration of approximately €2.1 billion, or approximately $2.6 billion, which is comprised of $1.3 billion in cash and the value of 32.4 million shares of eBay stock, which are subject to certain restrictions on resale.
The maximum amount potentially payable under the performance-based earn-out is approximately €1.2 billion, or approximately $1.5 billion, and would be payable in cash or eBay stock, at eBay’s discretion, with an expected payment date in 2008 or 2009. Skype shareholders were offered the choice between several consideration options for their shares. Shareholders representing approximately 40% of the Skype shares chose to receive a single payment in cash and eBay stock at the close of the transaction. Shareholders representing the remaining 60% of the Skype shares chose to receive a reduced up-front payment in cash and eBay stock at the close plus potential future earn-out payments which are based on performance-based goals for active users, gross profit and revenue.
The above-mentioned dollar and eBay share amounts are approximate, based on the Euro-Dollar exchange rate and eBay’s stock price as of September 9, 2005. The final value of the stock component of the consideration may vary significantly from this estimate based on the value of eBay stock at closing.
Skype generated approximately $7 million in revenues in 2004, and the company anticipates that it will generate an estimated $60 million in revenues in 2005 and more than $200 million in 2006. For Q4-05, eBay expects the acquisition to be dilutive to pro forma and GAAP earnings per share by $0.01 and $0.04 respectively. For the full year 2006, eBay expects the transaction to be dilutive to pro forma and GAAP earnings per share by $0.04 and $0.12 respectively, with breakeven on a pro forma basis expected in the fourth quarter of 2006. On a long-term basis, eBay expects Skype operating margins could be in the range of 20% to 25%.
The acquisition is subject to various closing conditions and is expected to close in the fourth quarter of 2005.
About eBay Inc.
Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites — including the eBay Marketplace, PayPal, Kijiji, Rent.com and Shopping.com — that bring together millions of buyers and sellers every day.
About Skype Technologies SA
Skype, the Global Internet Communications Company™, allows people everywhere to make free, unlimited, superior quality voice calls via its award-winning innovative peer-to-peer software for Windows, Linux, Mac OS X, and Pocket PC platforms. Skype is available in 27 languages and is the fastest growing voice communications offering worldwide. Since its launch in August 2003, Skype has been downloaded more than 163 million times in 225 countries and territories. Fifty-four million people are registered to use Skype’s free services, with over 3 million simultaneous users on the network at any one time. Skype Technologies SA is headquartered in Luxembourg and is growing its offices in London and Estonia. www.skype.com
Forward-Looking Statements
This announcement contains forward-looking statements regarding Skype and the expected impact of the acquisition of Skype on eBay’s financial results. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the timing of the closing of the transaction, the possibility that the transaction may not close, the reaction of the users of Skype’s services, the future growth of Skype’s user base and public acceptance of Internet voice communication services, rapid technological changes in the Internet voice communications sector, the reaction of competitors to the transaction, global developments in the regulation of Internet voice communication services including those provided by Skype, the possibility that integration of Skype’s offerings following the transaction may be more difficult than expected, and the possibility that entry by Skype and eBay into potential new lines of business will not be successful. More information about potential factors which could affect eBay’s business and financial results is included in eBay’s Annual Report on Form 10-K for the year ended December 31, 2004, the company’s Quarterly Reports on Form 10-Q, and current reports on Form 8-K. All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.
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Editor’s Note
eBay will host an investor conference call to discuss the announcement at 5 am Pacific Time today. A live webcast of the conference call can be accessed through the eBay’s Investor Relations website at http://investor.ebay.com. An archive of the webcast will be accessible through the same link.